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                                                                    EXHIBIT 16.1

                              [LETTERHEAD KPMG]
December 2, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

KPMG LLP ("KPMG") was previously the principal accountants for Rite Aid Corporation ("Rite Aid" or the "Company") and, under the date of May 28, 1999, we reported on the consolidated balance sheets of the Company and its subsidiaries as of February 27,1999 and February 28, 1998 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended February 27, 1999. On November 11, 1999, we resigned as the Company's principal accountants. We have read the Company's statements included in Item 4 of its Form 8-K dated November 18, 1999 ("Item 4"), and we agree with such statements, except as follows:

KPMG is not in a position to agree or disagree with the Company's statement in the last sentence of the third paragraph of Item 4.

KPMG disagrees with the Company's statements in the fourth and fifth sentences of the seventh paragraph of Item 4 to the extent they imply that KPMG did not communicate the information described in those sentences to the Company's management. Based on the recollections of the KPMG personnel who attended the meeting with members of the Company's management on June 23, 1999, KPMG believes it communicated the information described in the fourth and fifth sentences to the Company on June 23, 1999.

KPMG is not in a position to agree or disagree with the statements made by the Company in the sixth sentence of the seventh paragraph of Item 4, because KPMG is not in a position to know the recollections of the members of the Company's Audit Committee and the other member of the Company's Board of Directors who attended the June 30, 1999 Audit Committee meeting. However, the statements made by the Company in the sixth sentence are inconsistent with the recollections of KPMG personnel who attended that Audit Committee meeting.

KPMG is not in a position to agree or disagree with the Company's statements in the eighth, ninth, and tenth sentences of the seventh paragraph of Item 4, to the effect that the Company is seeking to fill new positions in its financial accounting and reporting department with qualified personnel, that the Company is evaluating system needs in order to improve its financial accounting systems, and that the Company has restructured its accounting and financial reporting function to strengthen communication and accountability and is revising its processes and procedures with respect to transactions,


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[LOGO KPMG]
Page 2
December 2, 1999

journal entries and approvals to improve the timeliness with which it is able to document and analyze financial data.

KPMG is aware that the Company has entered into an agreement with a third party concerning the third party's handling of damaged and outdated products, but KPMG is not in a position to agree or disagree with the Company's statements in the second sentence of the eighth paragraph of Item 4, to the effect that the third party engaged by the Company will handle all damaged or outdated products, including obtaining appropriate refunds, and therefore, the Company will no longer be involved in processing damaged or outdated products.

KPMG is not in a position to agree or disagree with the Company's statements in the ninth paragraph of Item 4.

                                        Very truly yours,

                                        /s/ KPMG LLP

Date:  December 6, 1999